EXHIBIT 10.51

May 15, 2006

Mr. Stuart K. Gee
8052 E Kael Street
Mesa, Arizona 85207

Dear Stuart,

On behalf of MAIN STREET RESTAURANT GROUP, INC (MSRG). I am pleased to summarize your compensation agreement as Chief Operating Officer.

The term of this agreement is two (2) years commencing on May 1, 2006 and ending on April 1, 2008. Your annual salary for 2006 will be at an annual rate of $200,000 (payable bi-weekly in the normal payroll practices of MSRG). Compensation for the year 2006 and 2007 is to be determined and agreed to by the Compensation Committee of the Board of Directors.

Additionally, this agreement provides for you to continue your participation in the Company’s performance bonus, stock option and restricted stock grant programs.

BONUS

Earned Bonus compensation is determined as a percentage of base compensation, measured by meeting EBITDA (Cash flow) Targets as follows:

➢	30% bonus if Main Street meets last year’s EBITDA target
➢	45% bonus if Main Street meets Budgeted EBITDA target
➢	60% bonus maximum if Main Street exceeds budgeted EBITDA by the difference of budgeted EBITDA and last year’s actual EBITDA

By way of example only for the bonus computation, if last year’s EBITDA is $10.0 million and the current year Budgeted EBITDA target is $12.5 million, then the following bonus percentage would apply to the base compensation if the actual EBITDA is as follows:

$10.0 million	30%	Achieving last year’s EBITDA
$11.0 million	36%	1.0 m / 2.5 m times 15%
$12.5 million	45%	Achieving target EBITDA
$13.0 million	48%	.5 m / 2.5 m times 15%
$15.5 million	60%	Maximum % that can be earned

STOCK OPTIONS OR RESTRICTED STOCK

Stock Options

Stock option grants for the year 2006 and 2007 will be determined and agreed to by the compensation committee of the board of directors. The option price for all options will be the market price on the date of approval and grant by the compensation committee of the board of directors.

Restricted Stock Grants

Restricted stock unit grants for the year 2006 and 2007 will be determined and agreed to by the compensation committee of the board of directors.

BENEFITS

You will be eligible for the standard employee health and welfare package in addition to an annual, company-paid executive physical, company-paid executive life insurance, participation in the company’s 401(K) program, deferred compensation program and executive change of control program.

SEVERANCE UPON TERMINATION WITHOUT CAUSE

If you are terminated without cause you will be eligible to receive severance as outlined by the company’s current, then existing severance policy.

CHANGE IN CONTROL

In the event of a Change of Control (an event where the control of MSRG becomes vested in stockholders different than those who control today), you will become eligible to participate in the company’s current, then existing, executive change of control policy.

This contract supersedes any other promises, offers or previous contracts or agreements.

Stuart, on behalf of the Company and Board of Directors I would like to congratulate you on the progress you have made with the company in the short time you have been its Executive VP of Operations and wish you the best of luck in continuing this adventure with Main Street. We believe that you have made a substantial contribution to the organization and will direct the company to achieving our present and future goals.

Sincerely,

/s/ William G. Shrader

William G. Shrader

President and CEO
Main Street Restaurant Group, Inc.

AGREED TO AND ACKNOWLEDGED BY:

/s/ Stuart Gee	5/15/06
Stuart Gee	Date

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